Exhibit 99.1
MORGANS HOTEL GROUP NAMES FRED J. KLEISNER AS PRESIDENT AND CEO
New York, NY — December 10, 2007 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG”) today announced that Fred J. Kleisner has been appointed President and Chief Executive Officer of the Company. Mr. Kleisner has served as MHG’s interim President and CEO since September and has been a member of the Company’s Board of Directors since its initial public offering in February 2006.
Robert Friedman, Chairman of the Search Committee of the MHG Board of Directors, said, “We conducted a thorough search process with the assistance of Spencer Stuart, and considered a number of highly qualified internal and external candidates. The Board unanimously concluded that Fred has the right combination of experience in our space and passion to lead MHG ahead. We are extremely pleased to announce his new role.”
“Fred took the helm as interim CEO in September and has done an extraordinary job, quickly gaining the confidence of investors, customers, and MHG’s employees,” said David T. Hamamoto, Chairman of MHG. “Fred has extensive experience and great depth in the hotel industry where he has worked for four decades, as well as substantial expertise in the luxury boutique hotel sector. The Board and I have no doubt that his detailed knowledge of both the company and our markets — with the support of MHG’s strong management team — will allow Morgans Hotel Group to continue to be an innovative leader in the boutique hotel sector. Fred’s continued leadership will provide the direction, support and continuity to drive MHG’s future success.”
Mr. Kleisner said, “I am delighted to continue leading MHG. My experience over the last two months reinforces my confidence in our assets, our people, and our prospects. MHG sits in the sweet spot of the most desirable sector in the industry. Our portfolio of iconic hotels has an enduring appeal. We will continue to reinvigorate our brands and expand into new markets where we can best serve our loyal, sophisticated guests.”
Mr. Kleisner joined Wyndham International in 1999 as President and Chief Operating Officer and then in 2000 was given the additional responsibility of Chief Executive Officer. He continued to serve as President and CEO until 2006. He was also named Chairman of the Board of Directors in October of 2000. He previously served as President and Chief Operating Officer of The Americas for Starwood Hotels & Resorts Worldwide, Inc. His more than four decades of experience in the industry also includes senior positions with Westin Hotels and Resorts, where he was President and Chief Operating Officer from 1995 to 1998; Interstate Hotels Company, where he was Executive Vice President and Group President of Operations from 1990 to 1995; The Sheraton Corporation, where he was Senior Vice President, Director of Operations, North America Division-East from 1985 to 1990; and Hilton Hotels, where for 16 years he served as General Manager of several landmark hotels, including The Waldorf=Astoria and The Waldorf Towers in New York, The Capital Hilton in Washington, D.C. and The Hilton Hawaiian Village in Honolulu.
About Morgans Hotel Group
Morgans Hotel Group Co. (NASDAQ: MHGC), which is widely credited with establishing and developing the rapidly expanding boutique hotel sector, operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and The Shore Club in Miami, Mondrian in Los Angeles and Scottsdale, Clift in San Francisco, and Sanderson and St Martins Lane in London. In February 2007, MHG and an equity partner acquired the Hard Rock Hotel & Casino in Las Vegas and related assets. MHG has other property transactions in various stages of completion including projects in Miami Beach, Florida, Chicago, Illinois, SoHo, New York and Las Vegas, Nevada, and continues to vigorously pursue its strategy of developing unique properties at various price points in international gateway cities and select resort destinations. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements
Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, risks related to obtaining financing on favorable terms, if at all, construction delays, complications in obtaining necessary zoning, occupancy and other governmental permits and cost overruns; downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; risks related to natural disasters, such as earthquakes and hurricanes; risks associated with the acquisition, development and integration of properties; the seasonal nature of the hospitality business; changes in the tastes of our customers; increases in real property tax rates; increases in interest rates and operating costs; the impact of any material litigation; the loss of key members of our senior management; general volatility of the capital markets and our ability to access the capital markets; and changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in MHG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other documents filed by MHG with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and MHG assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.
Contacts
Jennifer Foley
Morgans Hotel Group
212.277.4166
Eric Brielmann / Andi Salas
Joele Frank, Wilkinson Brimmer Katcher
212.355.4449